Exhibit 10.30.1
AMENDMENT NO. 1 TO
VISTEON HOURLY EMPLOYEE LEASE AGREEMENT
This Amendment No. 1 dated November 16, 2006 amends the Visteon Hourly Employee Lease Agreement effective October 1, 2005 (the “Lease Agreement”) between Visteon Corporation, a Delaware corporation (“Visteon”), and Automotive Components Holdings, LLC, a Delaware limited liability company (“ACH”). ACH and Visteon are referred to herein individually as a “Party” and collectively as the “Parties”.
RECITALS
     The Parties wish to amend the Lease Agreement to allow the hire of certain temporary hourly employees and extend the indemnity from ACH to Visteon to address certain issues associated with ACH’s plan to request Visteon to hire such employees, including certain former Ford hourly employees who have or will have accepted buyouts from Ford.
     The Parties agree as follows:
     The fifth “WHEREAS” clause is amended to read as follows: WHEREAS, pursuant to the terms of a Memorandum of Agreement dated as of May 24, 2005 by and between the UAW, Ford and Visteon (“MOA”) the parties thereto agreed that all Visteon employees represented under the Master Visteon CBA as of the Effective Date would be converted to Ford employees and that after the Effective Date, Visteon would hire any new hourly employees under the terms of the Master Visteon CBA, except as otherwise agreed between ACH, Visteon and the UAW, and lease them to ACH (“Visteon New Hires”).
1. Section 6.01 is amended to read as follows:
     Section 6.01. ACH Indemnity, ACH shall indemnify Visteon and its affiliates (“Visteon Indemnitees”) against and agrees to hold it harmless from any and all damage, loss, claim, liability and expense (including without limitation, reasonable attorneys’ fees and expenses in connection with any action, suit or proceeding brought against any Visteon Indemnitee) incurred or suffered by a Visteon Indemnitee arising out of (i) the breach of any agreement made by ACH hereunder with respect to the Leased Employees; (ii) any claims related to the seniority, recall and transfer provisions of the Visteon/UAW Master Agreement by Leased Employees, including any claim for benefits or other rights that would accrue to the claimant had he or she attained seniority under the Visteon/UAW Master Agreement, but only to the extent that such damage, loss, liability or expense exceeds that which the Visteon Indemnitees would have incurred had the claimant become a permanent employee under the Master Visteon CBA and as otherwise reimbursed by ACH pursuant to Section 4.01; provided that ACH shall not have any obligation to reimburse Visteon for amounts payable to any Leased Employee who becomes a permanent employee of Visteon under the Master Visteon CBA without the consent of ACH, which consent shall not be unreasonably withheld in the event of a court order or other external mandate that would require such permanent employment; and

CONFIDENTIAL
(iii) any claim made by a former Ford employee regarding his or her failure to be hired by Visteon for placement in an ACH facility.
2. Except as modified herein, all other provisions of the Lease Agreement are ratified and confirmed.
The Parties have signed this Amendment No. 1 as of November 16, 2006.

VISTEON CORPORATION		AUTOMOTIVE COMPONENTS
HOLDINGS, LLC

By:	/s/ James F. Palmer	By:	/s/ Marcia Glu
Title:	Exec VP & CFO	Title:	Secretery

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